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                                                                    EXHIBIT 99.1


                                                                   [TESORO LOGO]


FOR IMMEDIATE RELEASE

CONTACT:
         INVESTORS:
         JOHN ROBERTSON, DIRECTOR, INVESTOR RELATIONS, (210) 283-2687

         MEDIA:
         TARA FORD, DIRECTOR, PUBLIC RELATIONS, (210) 283-2676


                   TESORO COMPLETES TWO OF THREE TRANSACTIONS
                  TO SELL 70 NORTHERN CALIFORNIA RETAIL OUTLETS


         SAN ANTONIO - DECEMBER 12, 2002 - Tesoro Petroleum Corporation (NYSE:TSO) today announced that the company has completed two of the three separate transactions for the sale of the company's 70 Northern California retail outlets. Transactions completed today involve 47 of the outlets. Proceeds received from USA Petroleum Corporation and Green Valley Gasoline L.L.C. totaled $44 million, including working capital, and 50 percent of such proceeds will be used to pay down term debt in accordance with the company's current bank covenants.

         The company expects to close the third transaction for the California retail sites as well as the recently announced sale of the Northern Great Plains Product Pipeline by the end of the month.

         Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's retail-marketing system includes nearly 600 branded retail stations, of which 300 are company owned under the Tesoro(R) and Mirastar(R) brands.



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Page 2 of 2
Tesoro Closes Transaction

         This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain expectations with respect to the expected sale of the Company's Northern California retail stations and the Northern Great Plains Product Pipeline System. For more information concerning factors that could cause actual results to differ from expectations, see the company's annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which the Company becomes aware of, after the date hereof.

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